Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD, 72EE, 73, 74U and 74V correctly, the correct answers are as follows...

					A	B	C	Institutional

72. DD) Total income distributions
1. Large Cap Value Fund			252	27	n/a	n/a

72. EE) Total capital gains distributions
1. Large Cap Value Fund			n/a	n/a	n/a	n/a

73. A)  Total income distribution pershare
1. Large Cap Value Fund			0.1610	0.2426	n/a	n/a

73. B) Total capital gains distribution pershare
1. Large Cap Value Fund			n/a	n/a	n/a	n/a

74.U) Shares outstanding
1. Large Cap Value Fund			1,318	77	77	n/a

74. V) Net asset value pershare
1. Large Cap Value Fund			$31.25	$28.89	$29.30	$n/a